May 10, 2000



Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to changes in the methods used for depreciating the Company's major barges and vessels from the straight-line and units-of-production methods to a modified units-of-production method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting changes described in your Form 10-Q are to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Global Industries, Ltd. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Global Industries, Ltd. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP